WINTERGREEN FUND, INC.

ARTICLES SUPPLEMENTARY

Wintergreen Fund, Inc., a Maryland corporation registered under the Investment Company Act of 1940, as amended, as an open-end management investment company (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: Pursuant to Section 2-208 of the Maryland General Corporation Law and Article FIFTH of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”), by duly adopted resolutions, classified and designated 500,000,000 authorized but unissued Investor Class shares of common stock, par value $.001 per share (the “Common Stock”), of the Corporation as Institutional Class shares, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of a class of Common Stock as set forth in the Charter.

SECOND: Immediately after these Articles Supplementary are accepted for record by the SDAT, the aggregate number of authorized shares of Common Stock is 1,000,000,000, classified and designated as follows:

CLASS	NUMBER OF SHARES

Investor Class	500,000,000
Institutional Class	500,000,000

THIRD: The aggregate number of authorized shares of stock of the Corporation is not changed by these Articles Supplementary.

FOURTH: The shares of Common Stock have been classified and designated by the Board of Directors pursuant to authority and power expressly vested in the Board of Directors by Article FIFTH of the Charter.

FIFTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

SIXTH: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Secretary on this 5th day of December, 2011.

ATTEST:	WINTERGREEN FUND, INC.

/s/ Elizabeth N. Cohernour	By:	/s/ Richard J. Berthy	(SEAL)
Elizabeth N. Cohernour		Richard J. Berthy
Secretary		President

SK 25133 0003 1247806